As filed with the Securities and Exchange Commission on October 13, 2011

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

Registration Statement under the Securities Act of 1933

MEADOWBROOK INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Michigan	38-2626206
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

26255 American Drive
Southfield, Michigan 48034
(Address of principal executive offices, including zip code)

MEADOWBROOK, INC. 401(k) PROFIT SHARING PLAN
(Full title of the plan)

Michael G. Costello, Esq.	With a copy to:
Senior Vice President and General Counsel	Timothy E. Kraepel
Meadowbrook Insurance Group, Inc.	Howard & Howard Attorneys PLLC
26255 American Drive	450 W. Fourth Street
Southfield, Michigan 48034	Royal Oak, Michigan 48067-2557
(Name and address of agent for service)	(248) 645-1483
(248) 358-1100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,”  “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be registered (1)	Proposed Maximum Offering price per share (2)	Proposed Maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	500,000	$9.01	$4,505,000	$516.28

(1) In addition, pursuant to Rule 416(c), this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein; plus, an indeterminate number of additional shares as may be issuable in the event of an adjustment as a result of an increase in the number of issued shares of Registrant's common stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

(2)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) based on the $9.01 average of the high and low prices of Registrant’s common stock on the New York Stock Exchange on October 7, 2011.

PART I

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in this Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I on Form S-8.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant (File No. 1-14094) are incorporated in this registration statement by reference:

(1)           the Registrant's Annual Report on Form 10-K for the year ended December 31, 2010;

(2)           the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

(3)           the Registrant’s Current Reports on Form 8-K filed on February 22, 2011, May 5, 2011, May 6, 2011, May 23, 2011, July 14, 2011, August 4, 2011, August 9, 2011 and August 23, 2011 (except for those portions that are not deemed “filed”);

(4)           all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2010;

(5)           the information contained in the Registrant's definitive proxy statement dated April 15, 2011 relating to its 2011 annual meeting of shareholders (except for those portions that are not deemed “filed”); and

(6)           the description of Registrant's common stock, $0.01 par value contained in Registrant's registration statement on Form 8-A dated September 14, 1995 filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Michigan Business Corporation Act provides that, under certain circumstances, directors, officers, employees and agents of a Michigan corporation may be indemnified against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with settling, or otherwise disposing of, suits or threatened suits to which they are a party or threatened to be named a party be reason of acting in any of such capacities if such person acted in a manner such person believed in good faith to be in, or not opposed to, the best interest of the corporation.  The bylaws of the Registrant provide for indemnification of officers and directors to the fullest extent permitted by such Michigan law.  The Registrant's articles of incorporation also limit the potential personal monetary liability of the members of the Registrant's board of directors to the Registrant or its shareholders for certain breaches of their duty of care or other duties as a director.  The Registrant maintains (i) director and officer liability insurance that provides for indemnification of the directors and officers of the Registrant and of its subsidiaries, and (ii) company reimbursement insurance that provides for indemnification of the Registrant and its subsidiaries in those instances where the Registrant and/or its subsidiaries indemnified its directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the exhibit index filed as part of this registration statement.

Item 9.	Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on October 13, 2011.

MEADOWBROOK INSURANCE GROUP, INC.
(Registrant)

By:	/s/Robert S. Cubbin
Robert S. Cubbin
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Robert S. Cubbin	President, Chief Executive Officer and Director	October 13, 2011
Robert S. Cubbin	(Principal Executive Officer)

/s/Karen M. Spaun	Senior Vice President and Chief Financial Officer	October 13, 2011
Karen M. Spaun	(Principal Accounting and Financial Officer)

**	Director (Chairman)	October 13, 2011
Merton J. Segal

**	Director	October 13, 2011
Robert F. Fix

**	Director	October 13, 2011
Hugh W. Greenberg

**	Director	October 13, 2011
Jeffrey A. Maffett

**	Director	October 13, 2011
Florine Mark

**	Director	October 13, 2011
Robert H. Naftaly

**	Director	October 13, 2011
David K. Page

**	Director	October 13, 2011
Robert W. Sturgis

Signature		Title	Date

**		Director	October 13, 2011
Bruce E. Thal

**		Director	October 13, 2011
Herbert Tyner

**By:	/s/Robert S. Cubbin
Robert S. Cubbin,
Attorney-in-fact

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other person who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on October 13, 2011.

MEADOWBROOK, INC. 401(k) PROFIT SHARING PLAN (Plan)

Meadowbrook, Inc., as Plan Administrator
By:	/s/Richard M. Wagner
Typed Name: Richard M. Wagner
Title: Assistant Vice President

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Howard & Howard Attorneys PLLC.

5.2	IRS Determination Letter.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Howard & Howard Attorneys PLLC. (contained in their opinion filed as Exhibit 5.1).

24.1	Powers of Attorney.